Exhibit 99.1

Contact:

Mobile Satellite Ventures
Frank DeMaria

fdemaria@brunswickgroup.com

Erin Moore
emoore@brunswickgroup.com

Brunswick Group

212 333 3810

For Immediate Release

MOBILE SATELLITE VENTURES ENGAGES BOEING TO DEVELOP NEXT

GENERATION SATELLITES

Boeing to Construct the World’s Most Powerful Transparency Class Satellites to Blanket

the Western Hemisphere

Reston, Va. - January 11, 2006 – Mobile Satellite Ventures (MSV) and Boeing (NYSE:BA) today announced that they have entered into a contract for the construction and delivery of three next generation L-band satellites. These satellites, among the most powerful commercial satellites ever built, will form the backbone of an advanced commercial telecommunications network being developed by MSV and its Canadian joint venture partner, MSV Canada.

The network will be based on MSV’s patented Ancillary Terrestrial Component (ATC) technology, which combines the best of satellite and cellular technology. It will deliver reliable, advanced and ubiquitous voice and data coverage throughout North and South America.

“The agreement with Boeing solidifies our commitment to building a ubiquitous network that provides seamless coverage to our end users in North and South America. We are excited at the prospect of completing this paradigm-shifting project ahead of schedule and to provide improved service in both rural and urban areas, eliminating the telecommunications divide,” said Alexander H. Good, Vice Chairman and CEO of MSV. “Boeing is an excellent partner for our next stage of development. Their 40-year heritage in the satellite industry and vast experience in the mobile satellite arena, brings with it a wealth of experience and reliability that will prove invaluable in the construction of our next generation satellites.”

“MSV is creating a critical communications asset representing a huge step forward for mobile satellite services,” said Howard Chambers, Vice President of Boeing Space & Intelligence Systems. “In addition to providing mobile service to users in the most remote regions, Boeing technology deployed by MSV will keep lines of communication open for first responders in times of natural disasters. Our focus on building powerful and highly complex satellites will deliver instantaneous access and mobility anywhere on the continent.”

Building upon proven and reliable technology from predecessor satellites, including the powerful Boeing 702 infrastructure, the satellites will be among the largest and most powerful commercial satellites ever built. Each satellite’s primary antenna will be almost 75 feet across, about twice as large as any previous commercial satellite. In addition to covering the Americas with hundreds of spot beams, the satellites will use MSV’s patented ATC technology to deliver service to wireless devices that are virtually identical to cell phone handsets in terms of aesthetics, cost and functionality.

With ATC, the satellites work in tandem with terrestrial based stations that provide coverage and capacity in urban areas where satellite signals are frequently blocked. The contract with Boeing also provides for the delivery of the related ground based beam forming system and other ground design elements, to provide the most advanced beam forming flexibility and interference cancellation unprecedented in commercial satellite systems. These technological advances will allow MSV optimal deployment of its ATC technology and spectrum utilization.

“This agreement for the construction of the state of the art L-band system marks the beginning of an exciting new era for mobile communications in Canada and the United States,” said Larry J. Boisvert, Chairman of MSV Canada. “It demonstrates the commitment of MSV and MSV Canada to bring the most advanced wireless services to the regions of the western hemisphere.”

The contract provides for the delivery of MSV-1 and MSV-2, which will replace and expand upon the current MSAT satellite system operated by MSV and MSV Canada. Like the MSAT satellites, the MSV-1 and MSV-2 satellites will cover Canada, the United States, including Alaska, Hawaii, Puerto Rico, the Virgin Islands, and the Caribbean Basin, as well as Mexico. The third satellite, MSV-SA will introduce MSV’s advanced communications services into South America.

Boeing will build the spacecraft bus infrastructure, based on the world’s most powerful satellite – the Boeing 702. It will supply 11,000 Watts of power through 5-panel solar array wings using highly efficient triple-junction Gallium arsenide cells. Boeing will build upon a quarter-century heritage of integrating and deploying L-band technology. The 22 meter L-band reflector for mobile terminal links will complement a 1.5 meter Ku-band antenna.

The spacecraft will also be equipped with a qualified digital channelizer that maximizes spectrum allocation. With the constellation of MSV-1, MSV-2, and MSV-SA, Boeing will provide the technology that will enable MSV to offer their customers advanced mobile services using small, handheld terminals interoperable with terrestrial terminals.

The signing of this contract kicks off, ahead of schedule, the regulatory construction milestone requirements for the satellites. The satellites are expected to be launched in 2009 and 2010.

A conference call for media and investors has been scheduled for 9:30 am Eastern time today to discuss the information in this release. The call is accessible by telephone at (800) 289-0572 (domestic) and (913) 981-5543 (international) by entering the conference identification number 4928365. A replay will also be available for two days after the call and can be accessed at (888) 203-1112 (domestic) or (719) 457-0820 (international) by entering the conference identification number 4928365.

About Mobile Satellite Ventures

Mobile Satellite Ventures LP (MSV) is at the forefront of the development of the first hybrid satellite-cellular communications network, which will provide seamless, transparent and ubiquitous wireless coverage of North America to conventional handsets.  It has extensive patents on the technology and holds the first and only FCC license to provide these services.  Along with its Canadian joint venture partner, MSV Canada, MSV plans to launch two satellites for North American coverage, which will be among the largest and most powerful commercial satellites ever built.  When completed, the network will transform communications in a variety of areas including public safety, homeland security, aviation, transportation and entertainment, by providing interoperable, user-friendly and feature-rich voice and high-speed data services. MSV received the first ATC license granted by the FCC, marking a new era for the mobile satellite industry.

Today MSV offers customers a wide choice of wireless data, voice, fax and dispatch radio services via the two MSAT satellites.  It provides superior capacity and reliability across North America, northern South America, Central America, the Caribbean, Hawaii and their coastal waters.

MSV is privately held and its primary investors include Motient Corporation (Pink Sheets: MNCP), SkyTerra Communications (OTC: SKYT), TMI Communications, Columbia Capital, and Spectrum Equity Investors.

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